EXHIBIT 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on the 31st day of October 2005, by and between NPS Pharmaceuticals, Inc., a Delaware corporation, with a business address at 383 Colorow Drive, Salt Lake City, Utah 84108, and its affiliates (collectively, “NPS” or the “Company”), and N. Anthony Coles, M.D. (“Dr. Coles”).

RECITALS

1. The Company desires to hire Dr. Coles as President and Chief Operating Officer (President and COO), with the expectation that he will become Chief Executive Officer (CEO).

2. Dr. Coles is leaving a current position in order to accept the position of President and COO, in accordance with these terms, with the expectation that he will become the Chief Executive Officer.

3. The Company and Dr. Coles have arrived at these terms as compensating Dr. Coles for leaving his current position and join the Company as President and COO.

Based on the foregoing Recitals, and in consideration of the mutual promises contained herein, the Company and Dr. Coles agree as follows:

I.	Employment Duties

a.	Position / Duties. Dr. Coles will be appointed President and COO of NPS, with duties and responsibilities commensurate with such position. Specifically, all functional Vice Presidents, with the exception of the Senior Vice President, Legal Affairs and General Counsel and Vice President, Development will report to the President and COO. Dr. Coles will also be appointed as President and COO of all affiliates of the Company.

b.	Date of Appointment. Dr. Coles will be appointed as President and COO on November 2, 2005.

c.	Reporting Relationship. Dr. Coles will report directly to the Chief Executive Officer of NPS.

d.	Board Membership. Dr. Coles will be elected to the Board of Directors of the Company (Board) at its scheduled Board meeting on November 2 and 3, 2005 in Parsipanny, New Jersey. Dr. Coles will stand for election at the 2006 Annual Meeting of Stockholders.

e.	Location. Dr. Coles will have his primary office at the Company office in Parsippany, New Jersey. Dr. Coles agrees to travel as required on company business, including but not limited to, the Company offices in Salt Lake City, Utah; Toronto, Ontario, and Mississauga, Ontario.

f.	Term of Agreement. This Agreement has a three (3) year term beginning on the date of this Agreement. This Agreement will be automatically extended by one (1) year at the end of the term unless a notice of non-renewal is provided by the Company or by Dr. Coles at least ninety (90) days prior to renewal.

II.	Joining Compensation

In order to compensate Dr. Coles for leaving his current employer, the Company will make the following one-time cash payments or equity awards.

a.	Sign-On Incentive. Within fifteen (15) days of appointment as President and COO, Dr. Coles will receive a total of $200,000 to cover his expected annual bonus and an outstanding loan from his current employer. The total of those two payments will satisfy the Company’s bonus commitment to Dr. Coles for his employment in 2005.

Employment Agreement

N. Anthony Coles, M.D.

b.	Make-Whole Grant. The Company awards the “make-whole” equity grants on the Date of Appointment, or as otherwise expressly provided herein, in order to lessen the forgone equity grants which Dr. Coles will forfeit by leaving his current employment. These equity awards are subject to accelerated vesting upon a change in control, termination without cause or termination for good reason, as more specifically described in Sections VIII and IX below. All equity awards described below are made under the Company’s 2005 Omnibus Equity Plan, attached as Exhibit A.

i.	Restricted Stock Units (RSUs). Dr. Coles will receive 180,000 employment-vested Restricted Stock Units, which will vest as follows:

•	45,000 RSUs on the second year anniversary of hire;

•	90,000 RSUs on the fourth year anniversary of hire; and

•	45,000 RSUs on the fifth year anniversary of hire.

The Board has determined that these RSUs are not performance-based compensation. Attached, as Exhibit B, is a Restricted Stock Unit Agreement.

ii.	Stock Appreciation Rights (SARs). Dr. Coles will receive 150,000 stock settled SARs with an exercise price equal to fair market value on the date of grant. The SARs will vest at the Company’s standard four-year vesting schedule (28% after one year and 2% each month thereafter). Attached, as Exhibit C, is a Stock Appreciation Rights Agreement.

iii.	Stock Options. Dr. Coles will receive 150,000 Non-Qualified Stock Options (NQSOs) with an exercise price equal to the fair market value on the date of grant. The NQSOs will vest at the Company’s standard four-year vesting schedule (28% after one year and 2% each month thereafter). Attached, as Exhibit D, is a Stock Option Grant Agreement.

iv.	Succession to CEO. The advancement of Dr. Coles to CEO will be considered in six (6) months. No later than May 11, 2006, Dr. Coles will receive an additional grant of 200,000 NQSOs, or other equity vehicle, as permitted under the Company’s 2005 Omnibus Incentive Plan, with an exercise price equal to the fair market value on the date of the grant. The Board has determined that any NQSOs granted in this circumstance, would not be performance-based compensation. The NQSOs will vest at the Company’s standard four-year vesting schedule (28% after one year and 2% each month thereafter).

III.	Ongoing Annual Compensation

a.	Base Salary. Beginning on the date of appointment as President and COO, Dr. Coles will receive an annual base salary of $450,000 paid over the standard payroll cycle of NPS. The Compensation Committee of the Board will adjust Dr. Coles’s salary when he is appointed CEO, and thereafter on such a schedule to be determined by the Company.

b.	Short-Term Incentives – Annual Bonus. Dr. Coles will participate in the Company’s current Executive Short-Term Incentive Plan which compensates Company executives based on certain performance measures, which historically have been operational and financial measures.

i.	2006. The target bonus opportunity as President and COO under the Executive Short-Term Incentive Plan will be 45% of base salary. The Compensation Committee will adjust the target bonus opportunity for Dr. Coles when he is appointed CEO. The annual target bonus opportunity for CEO is presently a minimum of 50% and a maximum of 100% of base salary. Dr. Coles will receive a bonus for the twelve (12) months of 2006 in addition to the sign-on incentive provided under Section II.a.

ii.	2007. The Company will review the target bonus opportunity annually, in connection with reviewing compensation within the Company generally, to ensure it remains competitive among a peer group of similarly situated pharmaceutical and biotechnology companies.

Employment Agreement

N. Anthony Coles, M.D.

c.	Long-Term Incentives – Equity. The Company also compensates employees with equity-based long-term incentives. Dr. Coles, as President and COO, will receive annual long-term incentive target awards with an annual value, based on the fair value of the equity award (e.g. Black-Scholes value of options) of $600,000, to be granted as stock options, restricted stock units, or other vehicles as permitted under the Company’s 2005 Omnibus Plan. The initial long-term incentive award will be determined for Dr. Coles in January 2006, and will be granted in quarterly installments beginning in January 2006. The Compensation Committee will adjust the amount of long-term incentive target award value for Dr. Coles when he is appointed CEO. Upon termination without Cause, or termination for Good Reason, the options that would otherwise have vested during the next twenty-four (24) months will vest; and vested options will remain exercisable in accordance with the Company’s standard practice. Eligibility for future stock option grants and other long-term incentive awards are determined by recommendation of the Compensation Committee of the Board, and adoption by the Board.

IV.	Relocation

The Company will pay relocation costs in accordance with its policy or as otherwise approved by the Company, which includes standard relocation cost reimbursement. Relocation costs will be grossed-up in accordance with normal practices.

V.	Benefits

Dr. Coles will receive the following benefit package, which the Company may revise from time to time, is currently provided to all non-temporary employees that work a minimum of 30 hours per week.

•	Medical insurance coverage for you and your legal dependents as defined by the Company’s standard insurance plan.

•	Dental insurance coverage for you and your legal dependents as defined by the Company’s standard insurance plan.

•	Long-term care insurance.

•	Short-term disability coverage.

•	Regular life insurance in the amount of one times your base salary.

•	Accidental death and dismemberment insurance in the amount of one times your base salary.

•	Long-term disability coverage.

•	A 401(k) plan – subject to that plan’s rules- currently the Company will match fifty percent (50%) of your contributions up to three percent (3%) of your annual salary. Fifty percent (50%) of the Company contribution becomes vested after one (1) year and one hundred percent (100%) is vested after two (2) years of service.

•	Option to participate in the 125 Cafeteria Plan which includes dependent care and health care flexible spending accounts.

•	Annual paid time off (PTO) of twenty-five days per year, with 7.7 hours earned per full pay period worked.

•	NPS also grants nine (9) Company holiday days every calendar year.

VI.	Restrictive Covenants

As a condition to employment, Dr. Coles agrees to the Company’s Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition (Employee Noncompete Agreement), attached as Exhibit E. The non-competition covenant required by the Employee Noncompete Agreement shall be waived in the event of a Change in Control, as defined in the Company’s Change in Control Severance Pay Plan (Severance Plan), or in the event Dr. Coles’s employment is terminated without Cause or Dr. Coles resigns for Good Reason.

Employment Agreement

N. Anthony Coles, M.D.

VII.	Indemnification

Dr. Coles will be indemnified to the same extent the Company indemnifies other officers and/or directors during and following employment and services as a Director. Attached, as Exhibit F, is the Indemnity Agreement.

VIII.	Change In Control Protection

a.	Severance Plan. The Company’s Severance Plan will cover Dr. Coles and allows him to exercise rights under the Severance Plan if his job prospects are materially altered or he is involuntarily terminated (other than for cause) after a Change in Control. The severance benefit for the Chief Operating Officer is twenty-four (24) months of his total cash compensation target payable in a lump sum. Attached, as Exhibit G, is the Company’s Change In Control Severance Pay Plan.

b.	Gross Up Payment.

i.	In the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Dr. Coles, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Dr. Coles with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Dr. Coles shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by Dr. Coles, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the Gross-Up Payment, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the amount Dr. Coles would have received had there been no Excise Tax imposed on the Severance Payments.

ii.	All determinations required to be made under this subparagraph (b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). For purposes of determining the amount of the Gross-Up Payment, Dr. Coles shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Dr. Coles’s residence on the date of the Terminating Event, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Dr. Coles.

IX.	Termination Provisions (other than Change in Control)

Dr. Coles is an employee at will, whose employment may be terminated at any time, though he will be entitled to benefits under this Agreement in accordance with its terms. For purposes of this Section IX, the following definitions apply:

a.	Definitions. For purpose of this section, the following definitions apply.

i.

Cause. Cause is (a) an act of material dishonesty by Dr. Coles in connection with Dr. Coles’s responsibilities as an employee, (b) Dr. Coles’s conviction of, or plea of nolo contendere to, a felony, (c) Dr. Coles’s gross misconduct in connection with the performance or failure of performance of a material component of Dr. Coles’s responsibilities as an employee that is materially injurious to the Company, or (d) Dr. Coles’s continued substantial violations of his employment duties after Dr. Coles has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Covered Employee has not substantially performed such duties and after Dr. Coles has been provided with a sixty (60) day cure period. In each case, termination shall not be deemed for

Employment Agreement

N. Anthony Coles, M.D.

Cause unless Dr. Coles receives a copy of a resolution duly adopted by a seventy-five percent (75%) vote of the Board of Directors, excluding Dr. Coles at a meeting of the Board of Directors. Dr. Coles will be given reasonable notice of such meeting and will be given a reasonable opportunity to be heard by the Board of Directors.

ii.	Good Reason. Good Reason, under this Agreement, is limited to the failure of the Company to name Dr. Coles as CEO.

b.	Termination by the Company Without Cause. If Dr. Coles is terminated by the Company without Cause, he is entitled to the following:

i.	Base salary provided under this agreement for the longer of the remainder of the agreement term or twenty-four (24) months.

ii.	Immediate vesting of the “make-whole” equity awards in Section II (including specifically in Section II.b.iv) above.

iii.	Other long-term incentive or equity awards that would otherwise have vested during the next twenty-four (24) months will immediately vest.

iv.	Vested options will remain exercisable for the longer of (a) twenty-four (24) months, or (b) such other period as Dr. Coles may be entitled under any Company stock option plan, grant agreement, or retirement plan.

c.	Termination by the Company For Cause. If Dr. Coles is terminated by the Company For Cause, he is entitled to the following:

i.	The “make-whole” equity awards in Section II above, will not be immediately vested.

ii.	Other long-term incentive or equity awards would not be subject to accelerated vesting.

iii.	Vested stock options are exercisable for ninety (90) days.

d.	Termination by Dr. Coles for Good Reason. If Dr. Coles is not named CEO of the Company within six (6) months of his appointment as President and COO, and he elects to terminate his employment, he is entitled to the following:

i.	Base salary and target annual incentive provided under this agreement for the longer of the remainder of the agreement term or twenty four (24) months.

ii.	The “make-whole” equity awards in Section II (including specifically in Section II.b.iv) above, will be immediately vested.

iii.	Other long-term incentive or equity awards that would otherwise have vested during the next twenty-four (24) months will immediately vest.

iv.	Vested options will remain exercisable for the longer of (a) twenty-four (24) months, or (b) such other period as Dr. Coles may be entitled under any Company stock option plan, grant agreement, or retirement plan.

e.	Section 409A. To the extent required by Section 409A of the Internal Revenue Code and the regulations thereunder to avoid imposition of the 20% additional tax, the severance payments set forth in paragraphs b, c and d of this Section IX shall be delayed until at least six (6) months after Dr. Coles’s termination of employment. The severance amounts that would otherwise be payable during the six (6) month period following Dr. Coles’s termination of employment shall be paid in a lump sum in the seventh (7th) month following Dr. Coles’s termination of employment.

Employment Agreement

N. Anthony Coles, M.D.

f.	Death or Disability. Upon death or total disability, Dr. Coles (or his estate) will be entitled to:

i.	A prorated annual incentive and pro-rated long-term incentive (if applicable) based upon the number of weeks of service performed in the performance cycle and based on performance to date as determined by the Board.

ii.	The “make-whole” equity awards in Section II (including specifically in Section II.b.iv) above, will be immediately vested.

iii.	Vested options will remain exercisable in accordance with the terms of the 2005 Omnibus Incentive Plan.

g.	Termination by Dr. Coles for any other reason. If Dr. Coles voluntarily terminates his employment without Good Reason, he is entitled to no further benefits under this Agreement.

X.	Misc. Provisions

a.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may assign its rights hereunder to a successor in ownership of all or substantially all the assets of the Company.

b.	Severability. Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

c.	Captions. The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

d.	Choice of Law. The validity, construction and performance of this Agreement and the transactions to which it relates shall be governed by the laws of the State of New York, without regard to choice of laws provisions, and the Company and Dr. Coles irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located within New York, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement.

e.	Entire Agreement. This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of Dr. Coles. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

NPS PHARMACEUTICALS, INC.

/S/ N. ANTHONY COLES	By:	/S/ HUNTER JACKSON
N. Anthony Coles, M.D.		Hunter Jackson, CEO, Chairman of the Board and President

Date: October 31, 2005	Date:	October 31, 2005

Exhibit A

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

2005 OMNIBUS INCENTIVE PLAN

NPS Pharmaceuticals, Inc.

2005 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1 Establishment. NPS Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the NPS Pharmaceuticals, Inc. 2005 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon stockholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. This Plan has been established by the Company to provide a means by which Employees, Directors, and Third Party Service Providers of the Company and its Subsidiaries and Affiliates may be given the opportunity to benefit from increases in the value of Shares through the granting of Awards under this Plan. The Company seeks to (a) retain the services of present Employees, Directors, and Third Party Service Providers; (b) secure and retain the services of new Employees, Directors, and Third Party Service Providers; and (c) provide incentives for such persons to exert maximum efforts for the success of the Company and thereby promote the long-term interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of the adoption of this Plan by the Board or the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.10 “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

2.11 “Covered Employee” means any salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (a) ninety (90) days after the beginning of the Performance Period, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company.

2.13 “Effective Date” has the meaning set forth in Section 1.1.

2.14 “Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.17 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.18 “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.19 “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21 “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22 “Nonemployee Director” means a Director who is not an Employee.

2.23 “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.24 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.25 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.26 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.28 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.29 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.30 “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.31 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.32 “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.33 “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.35 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36 “Plan” means the NPS Pharmaceuticals, Inc. 2005 Omnibus Incentive Plan.

2.37 “Plan Year” means the Company’s fiscal year.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.39 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.40 “Share” means a share of common stock of the Company, par value of $.001 per share.

2.41 “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.42 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.43 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.44 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1 General. The Plan shall be administered by or under the direction of the Board unless and until the Board delegates administration to a committee of the Board. The Board may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Board, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Board. The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 16, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation.

(a)	The Board may delegate administration of the Plan to a Board committee composed of not fewer than two members. All members of such committee shall be Nonemployee Directors, to the extent necessary to comply with the applicable provisions of Rule 16b-3, Section 162(m) and the listing requirements of the Nasdaq Stock Market. If administration is delegated to a committee, the committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall in such event, be to the committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the committee at any time and revest in the Board the administration of the Plan.

(b)	The Board may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Board or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Board or such individuals may have under this Plan. The Board may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Board: (1) designate Employees to be recipients of Awards; and (2) determine the size of any such Awards; provided, however, (i) the Board shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan shall be two million seven hundred thousand (2,700,000) Shares (the “Share Authorization”).

(b)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be two million seven hundred thousand (2,700,000) Shares.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Board’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Unless and until the Board determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Options as of the close of the previous Plan Year.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall one hundred fifty thousand (150,000) plus the amount of the Participant’s unused applicable Annual Award Limit for SARs as of the close of the previous Plan Year.

(c)	Restricted Stock or Restricted Stock Units. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be eighty thousand (80,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.

(d)	Performance Units or Performance Shares. The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be eighty thousand (80,000) Shares, or equal to the value of eighty thousand (80,000) Shares determined as of the date of vesting or payout, as applicable plus the amount of the Participant’s unused applicable Annual Award Limit for Performance Units or Performance Shares as of the close of the previous Plan Year.

(e)	Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the value of one million dollars ($1,000,000), plus the amount of the Participant’s unused applicable Annual Award Limit as of the close of the previous Plan Year.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be eighty thousand (80,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Other Stock-Based Awards as of the close of the previous Plan Year.

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Board, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. The Board, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Board may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Board may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A, may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Board shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Board in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Board has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Board, or by complying with any alternative procedures which may be authorized by the Board, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Board, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Board may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) pursuant to a broker-assisted exercise same-day sales program; (d) by a combination of (a) (b), and (c); or (e) any other method approved or accepted by the Board in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition prior to the end of the calendar year in which such disposition occurred.

6.10 Retirement of Participant. Notwithstanding any contrary provision in this Plan, in the event a Participant’s employment as an Employee, or service as a Director or Third Party Service Provider terminates due to a Participant’s Retirement, the Participant shall vest in that number of Shares subject to the Option that would have vested had the Participant remained an Employee, Director, or Third Party Service Provider for an additional two (2) years from the date of Retirement. In addition, the Option shall remain exercisable until the expiration of its term. For purposes of this paragraph, “Retirement” shall mean the termination of service of a Participant with the Company, a Subsidiary, or an Affiliate on or after the date on which the Participant’s number of completed years of service with the Company, a Subsidiary, or Affiliate and age equal or exceed seventy (70) (including termination due to death or Disability after such time).

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A, may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

Subject to the terms and conditions of this Plan, the Board shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Board and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Board shall determine.

7.3 Term of SAR. The term of an SAR granted under this Plan shall be determined by the Board, in its sole discretion, and except as determined otherwise by the Board and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Board has the authority to grant SARs that have a term greater than ten (10) years.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes.

7.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price by the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Board in its sole discretion. The Board’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Board shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, if any, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Board shall determine.

8.3 Other Restrictions. The Board shall impose such other conditions and/or restrictions, if any, on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Board, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Board, in its sole discretion shall determine.

8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Board in its sole discretion:

THE SALE OR TRANSFER OF SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE NPS PHARMACEUTICALS, INC. 2005 OMNIBUS INCENTIVE PLAN, AND IN THE ASSOCIATED AWARD AGREEMENT. A COPY OF THIS PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM NPS PHARMACEUTICALS, INC.

8.5 Voting Rights. Unless otherwise determined by the Board and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Board, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7 Section 83(b) Election. The Board may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1 Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Board shall determine.

9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3 Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Board may determine.

10.2 Other Stock-Based Awards. The Board may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Board shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Board. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Board. The Board may establish performance goals in its discretion. If the Board exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Board determines.

10.5 Termination of Employment. The Board shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the

case may be. Such provisions shall be determined in the sole discretion of the Board, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1 Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Board may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2 Board Action. The Board may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Board may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 under the Securities Act of 1933, as amended).

11.3 Domestic Relations Orders. Without limiting the generality of Section 11.1, and notwithstanding Section 11.2, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

Article 12. Performance Measures

12.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	net earnings or net income (before or after taxes);
(b)	earnings per share;
(c)	net sales or revenue growth;
(d)	net operating profit;
(e)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	gross or operating margins;
(i)	productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	expense targets;
(l)	margins;
(m)	operating efficiency;
(n)	market share;
(o)	customer satisfaction;
(p)	working capital targets;
(q)	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and
(r)	product development.

Any Performance Measures may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Board may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Board, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Board also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance. The Board may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Board shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Board determines.

12.4 Board Discretion. In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Board may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Board may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Board. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Board.

Article 14. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

Article 15. Rights of Participants

15.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

15.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Amendment, Modification, Suspension, and Termination

16.1 Amendment, Modification, Suspension, and Termination. Subject to Section 16.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without stockholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

16.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

16.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 16.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

16.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 17. Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 18. Corporate Transactions

In the event of (a) a merger or consolidation in which the Company is not the surviving corporation; (b) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (c) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but where other elements of a change of control are present, i.e., change in management team or Board composition; (d) a transaction which the Board determines in its sole discretion to constitute a change in control of the Company; or (e) any capital reorganization in which fifty percent (50%) of the Shares of the Company entitled to vote are exchanged, then, the time during which Awards outstanding under the Plan become vested shall be accelerated and all outstanding Awards shall become immediately exercisable upon such event and such Awards shall continue to be exercisable until the later of (i) twenty-four (24) months from the effective date of such event, or (ii) the time specified in the Award Agreement during which the Award is exercisable following a Participant’s termination of service; provided, however, that in no event shall the Award be exercisable after the expiration of its term.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1 Forfeiture Events.

(a)	The Board may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

20.2 Legend. The certificates for Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Shares.

20.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8 Investment Representations. The Board may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Board, in its sole discretion, shall have the power and authority to:

(a)	determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	modify the terms and conditions of any Award granted to Employees, Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Board shall be attached to this Plan document as appendices; and

(e)	take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Board shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.14 Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A and if the Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Board may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

20.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Board to adopt such other compensation arrangements as it may deem desirable for any Participant.

20.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

20.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Exhibit B

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

RESTRICTED STOCK UNIT AWARD AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT

under the

2005 OMNIBUS INCENTIVE PLAN

Participant:	N. Anthony Coles
Number of RSUs Awarded:	180,000
Date of Grant:	November 2, 2005
Purpose for Award:	One-time make-up grant to compensate for lost annual retainer and repayment of a loan to former employer

THIS RESTRICTED STOCK UNIT AGREEMENT, is made and is effective as of the above Date of Grant between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to the Participant named above, who is an employee of the Company. The Company hereby irrevocably grants to Participant the number of Restricted Stock Units (“RSUs”) set forth above subject to the conditions provided herein and in the 2005 Omnibus Incentive Plan (the “Plan”). Unless otherwise specified, capitalized terms shall have the meanings specified in attached Terms and Conditions and the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree to the terms and conditions of this Agreement.

IN WITNESS WHEREFORE, the Company has signed this Agreement to be effective as of the Date of Grant shown above.

NPS PHARMACEUTICALS, INC.

By:	/S/ VAL R. ANTCZAK	/S/ N. ANTHONY COLES
	Val R. Antczak, Senior Vice President, General Counsel and Secretary	N. Anthony Coles

1

TERMS AND CONDITIONS

1.	Conversion of Restricted Stock Units; Issuance of Common Stock. Upon vesting of the RSUs, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Common Stock in payment of such vested whole restricted stock.

2.	Vesting. Subject to the terms and conditions of this Agreement, the RSUs will vest as follows:

(a)	45,000 on the second (2nd) anniversary of the Date of Grant;

(b)	90,000 on the fourth (4th) year anniversary of the Date of Grant; and

(c)	45,000 on the fifth (5th) year anniversary of the Date of Grant.

provided that, except as provided in the Employment Agreement between Participant and the Company dated October __, 2005 (“Employment Agreement”), vesting will cease upon the termination of your continuous status as an employee, director or consultant (“Continuous Service”). Vesting of the RSUs granted hereunder may be accelerated on the occurrence of certain events set forth in the Employment Agreement.

3.	Termination of Continuous Service.

(a)	If, prior to vesting of the RSUs, Participant terminates his/her Continuous Service, then all of the unvested RSUs shall be immediately and irrevocably forfeited.

(b)	After the termination of Continuous Service due to death or permanent or total disability, then all unvested RSUs shall become immediately vested.

4.	Transferability. The RSUs and any rights under this Agreement are not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your RSUs.

5.	No Employment Relationship. The RSU is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment.

6.	No Shareholder Rights. The RSU granted pursuant to this Agreement do not entitle the Participant to any rights of a stockholder of Common Stock. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such RSUs become vested.

7.	Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, address to you at the least address you provided to the Company.

8.	The Plan. This Agreement is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your grant of RSUs, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted and those of the Plan, the provisions of the Plan shall control.

2

Exhibit C

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

SAR AWARD AGREEMENT

STOCK APPRECIATION RIGHT AGREEMENT

under the

2005 OMNIBUS INCENTIVE PLAN

Participant:	N. Anthony Coles
Social Security Number:	________________________
Total Number of Shares in this Grant:	150,000
Date of Grant:	November 2, 2005
Exercise Price Per Share:	$10.00
First Exercise Date:	November 2, 2006
Expiration Date:	November 2, 2015

This Stock Appreciation Right Agreement (“Agreement”) is made and is effective as of the above Date of Grant between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the above-named Participant, an employee of the Company, or of one or more of its subsidiaries or other eligible person under the 2005 Omnibus Incentive Plan (the “Plan”). Pursuant to this Agreement, the Company has granted you the right to the appreciation on the number of shares of Common Stock, at the exercise price indicated above. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Stock Appreciation Rights are set out in the attached Terms and Conditions.

IN WITNESS WHEREOF, the Company has signed this Stock Appreciation Right Agreement to be effective as of the Date of Grant set forth above.

NPS PHARMACEUTICALS, INC.

By:	/S/ VAL R. ANTCZAK	/S/ N. ANTHONY COLES
	Val R. Antczak, Senior Vice President, General Counsel and Secretary	N. Anthony Coles

1

TERMS AND CONDITIONS

1.	Settlement of Stock Appreciation Rights. Upon exercise of all or a specified portion of your Stock Appreciation Right, you (or such other person entitled to exercise the Stock Appreciation Right pursuant to this Agreement and the Plan) shall be entitled to receive from the Company shares of Common Stock with an aggregate Fair Market Value on the date of exercise of the Stock Appreciation Right equal to the amount determined by multiplying (a) the amount (if any) by which the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right exceeds the exercise price per share of the Stock Appreciation Right, by (b) the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

2.	Vesting. Subject to the limitations contained herein, your Stock Appreciation Right will vest over four (4) years, with 28% becoming vested on the first year anniversary of the Date of Grant, and 2% each month thereafter, provided that vesting will cease upon the termination of your continuous status as an employee, director or consultant (“Continuous Service”).

Except as provided in the Employment Agreement between Participant and the Company dated October __, 2005 (“Employment Agreement”), vesting will cease upon the termination of your continuous status as an employee, director or consultant (“Continuous Service”). Vesting of the Stoack Appreciation Right granted hereunder may be accelerated on the occurrence of certain events set forth in the Employment Agreement.

3.	Whole Shares. Your Stock Appreciation Right may only be exercised with respect to whole shares of Common Stock.

4.	Securities Law Compliance. Notwithstanding anything to the contrary contained herein, your Stock Appreciation Right may not be exercised unless the shares issuable upon exercise of your Stock Appreciation Right are then registered under the Securities Act or, if such are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Stock Appreciation Right must also comply with other applicable laws and regulations governing the Stock Appreciation Right and the Stock Appreciation Right may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

5.	Term. The term of your Stock Appreciation Right commences on the Date of Grant and expires upon the earliest of the following:

(a)	the Expiration Date indicated above;

(b)	the tenth (10th ) anniversary of the Date of Grant;

(c)	twelve (12) months after the termination of your Continuous Service due to permanent or total disability;

(d)	eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason; or

(e)	ninety (90) days after the termination of your Continuous Service for any other reason, provided that if during any part of such ninety (90) day period the Stock Appreciation Right is not exercisable solely because of the condition set forth in paragraph 4 above, the Stock Appreciation Right shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of ninety (90) days after the termination of your Continuous Service.

2

6.	Exercise.

(a)	You may exercise the vested portion of your Stock Appreciation Right during its term by delivering a Notice of Exercise (in the form designated by the Company) to the Secretary of the Company, or to such other person as the Company may designate, during regular hours, together with such additional documents as the Company may then require.

(b)	By exercising your Stock Appreciation Right you agree that, as a condition to any exercise of your Stock Appreciation Right, the Company may require you to enter into one or more arrangements providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Stock Appreciation Right; (ii) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (iii) the disposition of shares acquired upon such exercise.

7.	Transferability. Your Stock Appreciation Right is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Appreciation Right.

8.	No Employment Relationship. Your Stock Appreciation Right is not an employment or service contract, and nothing in your Stock Appreciation Right shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an affiliate to continue your employment.

9.	Notices. Any notices provided for in your Stock Appreciation Right or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, address to you at the least address you provided to the Company.

10.	The Plan. Your Stock Appreciation Right is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Stock Appreciation Right, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted and those of the Plan, the provisions of the Plan shall control.

3

Exhibit D

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

STOCK OPTION GRANT AGREEMENT

STOCK OPTION GRANT AGREEMENT

UNDER THE

2005 OMNIBUS INCENTIVE PLAN

Optionee:	N. Anthony Coles
Social Security Number:	______________________
Form of Option:	NQSO
Total Number of Optioned Shares in this Grant:	150,000
Date of Grant:	November 2, 2005
Exercise Price Per Share:	$10.00
First Exercise Date:	November 2, 2006
Expiration Date:	November 2, 2015

THIS OPTION AGREEMENT is made and is effective as of the above Date of Grant between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the above-named Optionee, an employee of the Company, or of one or more of its subsidiaries or other eligible person under the 2005 Omnibus Incentive Plan (the “Plan”). The Company desires, by affording the Optionee an opportunity to purchase the number of shares of its common stock par value $.001 per share (the “Common Stock”) shown above and as hereinafter provided (the “Optioned Shares”), to carry out the purposes of the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree to the terms and conditions of this Option as set out in paragraphs 1 through 12 hereof.

IN WITNESS WHEREFORE, the Company has signed this Stock Option Grant to be effective as of the Date of Grant shown above.

NPS PHARMACEUTICALS, INC.		OPTIONEE:

By:	/S/ VAL R. ANTCZAK	/S/ N. ANTHONY COLES
	Val R. Antczak, Senior Vice President, General Counsel, and Secretary	N. Anthony Coles

1

TERMS AND CONDITIONS

1.	Grant of Option. The Company hereby irrevocably grants to the Optionee the right and option (the “Option”) to purchase the above number of Optioned Shares of the Company’s Common Stock in the manner and subject to the conditions provided herein and in the Plan.

2.	Purchase Price and Payment.

2.1	The purchase price (the “Exercise Price”) shall be the amount per share of the Optioned Shares shown above, which is the fair market value of the Common Stock on the Date of Grant as determined under the Plan. To the extent that the Optionee being granted this Option owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiary corporations, then the Exercise Price has been established by the Company to be equal to at least one hundred ten percent of said fair market value.

2.2.	Payment of the Exercise Price per Optioned Share shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash, or (b) by delivery of already-owned shares of Common Stock (which has been held by Optionee for at least six months), or a combination of cash and already-owned Common Stock, or (c) according to a deferred payment or other arrangement as agreed to between the Optionee and the Company, or (d) pursuant to a broker assisted exercise same-day sales program, or (e) a combination of (a), (b), (c), and/or (d) above. With regard to delivery of shares of Common Stock under (b) above, such shares of Common Stock (i) shall be valued for determination of the payment of the Exercise Price of such delivered shares of Common Stock at the shares’ fair market value on the Date of Exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances, or security interests on such date.

2.3	In the case of any deferred payment arrangement, interest shall be payable at least annually, and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest under any applicable provisions of the Code of any amounts other than amounts stated to be interest under the deferred payment arrangement.

2.4	Notwithstanding the foregoing, this Option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, which results in the receipt of cash (or check) by the Company prior to the issuance of any of the Optioned Shares.

3.	Vesting and Term of Option. The Optioned Shares shall be exercisable during the term of this Option Agreement but only on the terms hereof and pursuant to the following exercise schedule:

Twenty-eight percent of the Optioned Shares shall vest at 5:00 p.m., Mountain Standard Time (“MST”), on the first anniversary of the Date of Grant and two percent of the remaining Optioned Shares shall vest at 5:00 p.m. MST, on each monthly anniversary date thereafter, provided that the Optionee was, during the entire period prior to such vesting date, continuously employed as an employee of the Company or otherwise affiliated in a position qualifying for continued vesting under the Plan. With respect to Canadian employees, Optionee’s status as an employee shall terminate upon delivery of a notice of termination by the Company.

Except as provided in the Employment Agreement between Participant and the Company dated October     , 2005 (“Employment Agreement”), vesting will cease upon the termination of your continuous status as an employee, director or consultant (“Continuous Service”). Vesting of the Stoack Appreciation Right granted hereunder may be accelerated on the occurrence of certain events set forth in the Employment Agreement.

The term of the Option is from the Date of Grant through the Expiration Date shown above. Except to the extent that a different Expiration Date is shown above, any portion of the Optioned Shares, which become exercisable shall remain in effect and be exercisable thereafter during the term of the Option. The Option shall not be exercisable after the Expiration Date. Not less than one hundred shares of the Optioned Shares may be purchased at any time unless the number purchased is the total number at the time purchasable under the Option. Notwithstanding the above, as to any Option granted to a person owning more than ten percent of the Company’s voting stock on the Date of Grant, such Option shall expire five years from the Date of Grant and said date shall be the Expiration Date.

4.	Termination of Employment or Relationship as a Director or Consultant. In the event an Optionee’s continual status as an employee, director, or consultant (other than upon the Optionee’s death or disability) shall terminate prior to the Expiration Date, then this Option shall expire ninety days after the termination of the later of employment with the Company or such affiliation with the Company for any reason, or for no reason, unless:

4.1	such termination of employment or affiliation is due to Optionee’s permanent or total disability (within the meaning of Section 422(c)(6) of the Code), in which event the Option shall expire on the earlier of the Expiration Date set forth above, or twelve months following such termination of employment or affiliation;

4.2	such termination of employment or affiliation is due to Optionee’s death, in which event the Option shall expire on the earlier of the Expiration Date set forth above or eighteen months after Optionee’s death;

4.3	exercise of the Option within ninety days after termination of employment or affiliation with the Company would result in liability of the Optionee under Section 16(b) of the Securities Exchange Act of 1934 (arising, for example, from a non-exempt purchase), in which case the Option will expire on the earlier of (a) the Expiration Date set forth above, (b) the tenth day after the last day upon which exercise would result in such liability, or (c) six months and ten days after the termination of Optionee’s employment or affiliation; or

4.4	such termination of employment or affiliation is due to a termination without Cause by the Company or a resignation for Good Reason by Optionee, in which event the Option shall expire on the earlier of the Expiration Date set forth above, or twenty-four months following such termination of employment or affiliation.

This Option may be exercised following termination of employment or affiliation only as to that number of Optioned Shares as to which it was exercisable on the date of termination of employment or affiliation under the provisions of this Option Agreement.

5.	Transferability.

5.1	Incentive Stock Option (“ISO”). In the case of an ISO, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Optionee’s life, only by the Optionee. In the event an Optionee transfers such Option, such transfer shall constitute a disqualifying event and the Option shall no longer qualify as an ISO but shall be considered a Non-Qualified Stock Option under the terms of this Plan.

5.2	Non-Qualified Stock Option (“NQSO”). In the case of a NQSO, this Option is not transferable, except as follows:

5.2.1	By will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a “QDRO”), and shall be exercisable during the lifetime Optionee only by such Optionee or any transferee pursuant to a QDRO; and

5.2.2	Transfers to the spouse, children, or grandchildren of the Optionee (“Immediate Family Members”), a trust or trusts for the exclusive benefit of such Immediate Family Members, or a partnership in which such Immediate Family Members are the only partners, provided that (a) there may be no consideration for any such transfer, (b) subsequent transfers of transferred options shall be prohibited except those occurring by will or the laws of descent and distribution, and (c) the Option shall continue to be subject to all the terms and conditions that applied prior to transfer. The Options shall be exercisable by the transferee only to the extent and for the periods specified in this Option Agreement or the Plan. The Company expressly disclaims any obligation to provide notice to a transferee of the expiration of the Option.

5.3	Non-Qualifying Transfer. In the event of the transfer of the Optioned Shares obtained by exercise of an ISO in such manner as to disqualify the Optioned Shares for ISO treatment, the provisions of this Grant and the Plan applicable to NQSOs shall be deemed to apply to the Optioned Shares as if the Grant had been an NQSO.

6.	No Employment Relationship. This Option is not an employment contract and nothing in this Option Agreement shall be deemed to create in any way whatsoever any obligation on Optionee’s part to continue in the employ of the Company or as an affiliate of the Company, or of the Company to continue Optionee’s employment or affiliation with the Company. In the event that this Option is granted in connection with the performance of services as a consultant or director, references to employment, employee, and similar terms shall be deemed to include the performance of services as a consultant or a director, as the case may be, provided however, that no rights as an employee shall arise by reason of the use of such terms.

7.	Rights of Stockholder. No rights as a stockholder are created or conferred hereby until the date of issue of a stock certificate for the shares of the Optioned Shares covered by a valid exercise of this Option.

8.	Restriction on Transfer. A purchaser of shares of Common Stock who purchases such Optioned Shares by exercise of this Option may not dispose of such Optioned Shares within two years from the Date of Grant or within one year after the date of exercise without losing the purchaser’s right to treat such Optioned Shares as an ISO. Other contractual or legal restrictions may also apply to ISOs.

9.	Method of Exercising Option.

9.1	Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice (in a form designated by the Company) to the Company at its principal office. Such notice shall state the election to exercise the Option and the number of Optioned Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. If the option being exercised was granted partially as ISOs as to certain shares and as NQSOs as to the balance of the shares, the Company will assume that the shares being exercised are pro-rata ISO and NQSO unless specifically otherwise directed or elected by the Optionee. Such notice shall either:

9.1.1	be accompanied by payment of the full Exercise Price of such Optioned Shares, in which event the Company shall deliver a certificate promptly after the notice shall be received; or

9.1.2	fix a date (not less than five nor more than ten business days from the date such notice is received by the Company unless a longer date or different arrangement has been established under paragraph 2 hereof) for the payment of the full Exercise Price of such Optioned Shares, against delivery of a certificate or certificates representing such Optioned Shares.

9.1.3	By exercising this Option, Optionee agrees that the Company may require Optionee to enter into an arrangement providing for the cash payment by Optionee to the Company of any tax withholding obligations of the Company arising by reason of: (a) the exercise of this Option; (b) the lapse of any substantial risk of forfeiture to which the Optioned Shares are subject at the time of exercise; or (c) the disposition of Optioned Shares acquired upon such exercise.

10.	The Plan. The terms of the Plan are incorporated herein and made a part hereof. In the event of inconsistency between the terms of the Plan (as in effect on the Date of Grant) and the terms hereof, the terms of the Plan shall control. The Plan contains many terms, which may affect this Option Agreement, which are not repeated herein.

11.	Severability. It is the intent of all parties to this Option Agreement that ISOs granted under the terms of this Option Agreement shall qualify for treatment as ISOs under Section 422 of the Internal Revenue Code of 1954, as amended. To that end, should any provisions of this Option Agreement be determined to invalidate such ISO treatment or characterization, such provisions shall be severable from, and shall not affect the remaining provisions of this Option Agreement.

12.	Plan Acknowledgment. Optionee acknowledges receipt of a copy of the Plan, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding and final all decisions of interpretation of the Board of Directors upon any questions arising under the Plan.

Exhibit E

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

EMPLOYEE AGREEMENT CONCERNING

INVENTION ASSIGNMENT, NON-DISCLOSURE

AND NON-COMPETITION

EMPLOYEE AGREEMENT CONCERNING

INVENTION ASSIGNMENT, NON-DISCLOSURE

AND NON-COMPETITION

Employee: N. Anthony Coles, M.D.

In consideration of employment or continued employment by NPS Pharmaceuticals, Inc. (which together with its affiliates and subsidiaries, if any, are hereinafter referred to as the “Company”), the compensation paid by the Company from time to time and other good and valuable consideration, Employee hereby represents to and agrees with the Company as follows:

1.	Scope of Company’s Business Interests.

Employee understands that the Company is engaged in a continuous program of research, development, production, and marketing with respect to the discovery and development of novel pharmaceutical therapies for a variety of diseases.

2.	Definitions.

2.1	“Confidential Information” shall mean:

2.1.1	any and all Intellectual Property or information whether business, financial, technical or otherwise, of any type whatsoever, in any form whatsoever, which is (a) proprietary to the Company; or (b) submitted or disclosed to the Company by a third party.

2.1.2	Confidential Information (whether or not reduced to writing and in any and all stages of development) includes but is not limited to: discoveries, ideas, inventions, designs, formulas, test results, test procedures, protocols, concepts, drawings, specifications, techniques, models, data, software, research, processes, procedures, works of authorship, formulas, improvements, trade secrets, know-how, marketing plans and supplies, product plans, customer names (and other information relating to customers), supplier names (and other information relating to suppliers), and financial information.

2.1.3	Confidential Information shall not include anything that is publicly known or generally employed by the trade at or after the effective date of this Agreement.

2.2	“Intellectual Property” shall mean, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, know-how and other rights commonly referred to as “moral rights” and all intellectual property rights of any type whatsoever.

3.	Assignment of Rights in Intellectual Property.

3.1	Employee hereby assigns to the Company all of Employee’s rights in all discoveries, inventions and other technology, all works of authorship, all data and information, and all Intellectual Property rights therein and thereto, which are made, discovered, developed, assembled, created, or conceived, in whole or in part, previously or hereafter by Employee: (a) during the course of and within the scope of employment with the Company; or (b) with the aid of Confidential Information or the facilities, resources or property of the Company.

3.2	All of said Intellectual Property assigned to the Company shall be Confidential Information except for anything that is publicly known or generally employed by the trade, without the fault of Employee, at or after the effective date of this Agreement.

3.3	Employee agrees to disclose promptly and fully to the Company anything which qualifies as Confidential Information hereunder.

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4.	Confidential Information.

4.1	Employee understands that Confidential Information is confidential and secret and agrees to respect the confidentiality and secrecy of the same. Employee also understands that all Confidential Information is the property of the Company or of a third party submitting the same to the Company. Employee agrees to treat Confidential Information submitted to the Company by third parties as if confidential and proprietary to the Company.

4.2	Except as lawfully authorized or as may be required in the performance of Employee’s responsibilities for the Company, Employee:

4.2.1	agrees not to directly or indirectly disclose, reveal, report, publish, or transfer possession of, or access to, any Confidential Information to any person or entity;

4.2.2	agrees, at the expense of the Company, promptly at all times hereafter to execute and deliver any and all acts and instruments as may be necessary or desirable to perfect and protect the Company’s interest in the Confidential Information; and

4.2.3	agrees not to directly or indirectly use the Confidential Information except for the benefit of the Company in the performance of Employee’s responsibilities for the Company.

5.	Trust Relationship.

Employee understands that employment with the Company creates a relationship of confidence and trust between the Employee and the Company with respect to the Employee’s care, use, and treatment of Intellectual Property and Confidential Information of the Company.

6.	Delivery to the Company.

Employee agrees to turn over any and all Confidential Information in Employee’s possession or control upon request of the Company and upon termination of employment with the Company. Employee understands and agrees that Employee’s obligations under this Agreement survive the termination of Employee’s employment with the Company.

7.	No Contract of Employment.

7.1	Nothing herein is intended to constitute a contract of employment or alter or change the terms of Employee’s understanding with the Company concerning terms and duration of employment.

7.2	This Agreement is not an employment agreement and does not give the Employee the right to be employed by the Company in any capacity. The Company reserves the right to terminate Employee’s employment at any time for any reason.

8.	Non-Competition.

8.1	The Employee and the Company agree that the Company’s activities, including its interests in Confidential Information and Intellectual Property, are of a proprietary, unique and special nature and that if Employee’s services were used in competition with the Company, such use could cause serious and possibly irreparable harm to the Company. Accordingly, Employee agrees to the commitments of non-competitive activities as described herein.

8.1.1	Employee agrees that during the period of employment with the Company, Employee shall not directly or indirectly engage in any employment or activity (other than for the Company) which competes with the business of the Company as now or hereinafter conducted.

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8.1.2	Employee agrees that during the period of employment with the Company, and for a period of twenty four (24) months thereafter, Employee shall not directly or indirectly (a) compete with the business of the company by calling on, soliciting, taking away, or attempting to take away for the benefit of Employee or of any other person or entity, any customer, supplier, or client of the Company with whom Employee became acquainted during employment with the Company, or (b) solicit, take away, or attempt to take away, for the benefit of the Employee or of any other person or entity, any employee or officer of the Company.

8.1.3	Employee agrees that upon termination of employment with the Company, Employee shall not use or disclose material Confidential Information of the Company.

9.	No Use of Other’s Intellectual Property.

Employee represents to the Company that Employee has not brought and has not used, and agrees that it will not bring to the Company and will not use in the performance of any responsibilities for the Company, any information, materials or the like which are confidential and are proprietary to a former employer or to some other person or entity without written authorization from said former employer, person or entity.

10.	Injunctive Relief.

Employee agrees that, because of the unique nature of this Agreement and the obligations of Employee regarding non-disclosure, non-use and assignment of inventions and Intellectual Property, monetary damages alone will be an inadequate remedy for Employee’s breach of such obligations. As a result, Employee agrees that the Company shall be entitled to obtain injunctive and other equitable relief to protect the confidential nature of its Confidential Information and its interest in such inventions and Intellectual Property, in addition to all other remedies which may be available at law or otherwise.

11.	Miscellaneous.

11.1	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the same shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

11.2	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, beneficiaries or legatees.

11.3	This Agreement shall be governed by the laws of the State of Utah without reference to the conflicts of law principles thereof.

11.4	This Agreement constitutes the final, complete, and exclusive agreement between the Company and Employee concerning the subject matter of this Agreement and supersedes all prior representations, agreements, understandings, negotiations and discussions, written or oral, between the Company and Employee with respect thereto. In the event Employee and the Company have previously entered into an agreement concerning the subject matter hereof, this Agreement is considered a novation of that agreement. Employee agrees that all Confidential Information received by Employee prior to the “Date of Hire” shown below is governed hereby and is deemed received pursuant to the terms hereof. Any inventions excluded by Employee thereunder are also deemed excluded hereunder unless stated otherwise in Exhibit A hereof. Any modification, recision or amendment of this Agreement shall not be effective unless made in writing and executed by both parties.

11.5	Employee has identified in the space below all inventions, ideas, biological compounds, cell lines, and other items of Intellectual Property of interest to the Company as described herein, and other items of Intellectual Property which have been made or conceived or first reduced to practice by Employee, alone or jointly with others, PRIOR to employment with the Company AND which Employee desires to exclude from the operation of this Agreement. Employee claims an interest in the following PRIOR items of Intellectual Property:

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If no inventions, ideas, discoveries or other items of Intellectual Property are identified in the space above, then Employee represents that there are no such inventions, ideas, discoveries or other items of Intellectual Property.

11.6	Employee agrees that adequate consideration to the Employee from the Company can be found in each of the following:

11.6.1	continued employment with the Company;

11.6.2	compensation paid to the Employee by the Company from time to time; and

11.6.3	capital stock of the Company sold or granted to the Employee from time to time.

11.7	Employee acknowledges that his or her employment with the Company was expressly conditioned upon an understanding that an agreement covering the subject hereof was a condition of employment and that this Agreement is the intended agreement and that if signed after the Date of Hire the Agreement is intended to relate back to the Employee’s Date of Hire and to be part of the terms of initial employment.

READ, UNDERSTOOD AND ACCEPTED:	COMPANY:

NPS PHARMACEUTICALS, INC.

/S/ N. ANTHONY COLES	By:	/S/ VAL R. ANTCZAK
N. Anthony Coles, M.D.		Val R. Antczak, Senior Vice President, General Counsel, and Secretary

Dated: October 31, 2005	Dated: October 21, 2005

Date of Hire November 2, 2005

4

Exhibit F

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

INDEMNITY AGREEMENT

INDEMNITY AGREEMENT

THIS AGREEMENT, effective the 2nd day of November 2005 by and between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), and N. Anthony Coles, M.D., the undersigned agent of the Corporation (“Agent”).

RECITALS

WHEREAS, Agent performs a valuable service to the Corporation in the capacity as an officer of the Corporation;

WHEREAS, the stockholders of the Corporation have adopted bylaws (the “Bylaws”) providing for the indemnification of the directors, officers, employees, and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”);

WHEREAS, the Bylaws and the Code, by their non-exclusive nature, permit contracts between the Corporation and its agents, officers, employees, and other agents with respect to indemnification of such persons; and

WHEREAS, in order to induce Agent to continue to serve as an officer of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent;

NOW, THEREFORE, in consideration of Agent’s continued service as an officer after the date hereof, the parties hereto agree as follows:

1.	Services to the Corporation. With duties beginning as of the above date, Agent will serve, at the will of the Corporation or under separate contract, if any such contract exists, as an officer of the Corporation or as a director, officer or other fiduciary of an affiliate of the Corporation (including any employee benefit plan of the Corporation) faithfully and to the best of Agent’s ability so long as Agent is duly elected and qualified or appointed in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or such affiliate; provided, however, that Agent may at any time and for any reason resign from such position (subject to any contractual obligation that Agent may have assumed apart from this Agreement) and that the Corporation or any affiliate shall have no obligation under this Agreement to continue Agent in any such position.

2.	Indemnity of Agent. The Corporation hereby agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by the provisions of the Bylaws, the Code, and applicable law as the same may be amended from time to time (but, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Bylaws, the Code, or applicable law permitted prior to adoption of such amendment).

3.	Additional Indemnity. In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 4 hereof, the Corporation hereby further agrees to hold harmless and indemnify Agent:

3.1	against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, amounts paid in settlement, and any other amounts that Agent becomes legally obligated to pay because of any claim or claims made against or by Agent in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative, or investigative (including an action by or in the right of the Corporation) to which Agent is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Agent is, was or at any time becomes a director, officer, employee or other agent of Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and

3.2	otherwise to the fullest extent as may be provided to Agent by the Corporation under the non-exclusivity provisions of the Code and Section 11.5 of the Bylaws.

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4.	Limitations on Additional Indemnity. No indemnity shall be paid by the Corporation under this agreement:

4.1	on account of any claim against Agent for an accounting of profits made from the purchase or sale by Agent of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

4.2	on account of Agent’s conduct that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

4.3	on account of Agent’s conduct that constituted a breach of Agent’s duty of loyalty to the Corporation or resulted in any personal profit or advantage to which Agent was not legally entitled;

4.4	for which payment is actually made to Agent under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

4.5	if indemnification is not lawful (and, in this respect, both the Corporation and Agent have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

4.6	in connection with any proceeding (or part thereof) initiated by Agent, or any proceeding by Agent against the Corporation or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Code, or (iv) the proceeding is initiated pursuant to Section 9 hereof.

5.	Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Agent was serving in the capacity referred to herein.

6.	Partial Indemnification. Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts that Agent becomes legally obligated to pay in connection with any action, suit or proceeding referred to in Section 3 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

7.	Notification and Defense of Claim. Not later than thirty (30) days after receipt by Agent of notice of the commencement of any action, suit or proceeding, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation or confirm that the Corporation has notice of the commencement thereof; but the omission so to notify or so to confirm notice to the Corporation will not relieve it from any liability which it may have to Agent otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Agent notifies the Corporation of the commencement thereof or confirms that the Corporation has such notice:

7.1	the Corporation will be entitled to participate therein at its own expense;

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7.2	except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent. After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any legal or other expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Agent shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Agent unless (i) the employment of counsel by Agent has been authorized by the Corporation, (ii) Agent shall have reasonably concluded that there may be a conflict of interest between the Corporation (or any other agent or agents for whom the Corporation has assumed or may assume the defense) and Agent in the conduct of the defense of such action; or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Agent’s separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

7.3	the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld. The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner that would impose any penalty or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

8.	Expenses. Promptly following request for advancement of expenses and upon receipt of an undertaking by or on behalf of Agent to repay said amounts on the terms hereof, the Corporation shall advance, prior to the final disposition of any proceeding, all expenses actually and reasonably incurred by Agent in connection with such proceeding, prior to the date (if at all) when the Corporation has determined that Agent has acted in bad faith or in a manner that Agent did not believe to be in or not opposed to the best interests of the Corporation, that Agent is not entitled to indemnification due to exclusion under Section 4 hereof or, with respect to any criminal action or proceeding that Agent acted without reasonable cause to believe that Agent’s conduct was lawful. Such determination may be made by the Corporation upon a finding that the facts known to the decision-making party at the time such determination is made, clearly and convincingly support such a determination. Such determination may be made by the Corporation (i) as to an officer by a vote of all disinterested directors provided such directors constitute a quorum of the Board of Directors; or (ii) if such a quorum is not obtainable, or even if obtainable, upon direction of a majority of the disinterested directors as to an officer or director by independent legal counsel (selected by said majority, or other representation of the Corporation, from a panel of five alternates approved for this purpose by the National Association of Corporate Directors) in a written opinion. This provision is adopted under and is to be interpreted consistent with Delaware Code 145(f) and Bylaw 11.5.

9.	Enforcement.

9.1

Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. Agent, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting Agent’s claim. It shall be a defense to any action for which a claim for indemnification is made under Section 3 hereof (other than an action brought to enforce a claim for expenses pursuant to Section 8 hereof, provided that the required undertaking has been tendered to the Corporation) that Agent is not entitled to indemnification because of the limitations set forth in Section 4 hereof. Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in

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the circumstances, nor an actual determination by the Corporation (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

9.2	Any determination, election, or authorization (a “Determination”) permitted or required herein to be made by the Corporation when made by the Board of Directors, shall be made in the manner set out in the following sentence when the Determination is (i) to authorize Agent to initiate a proceeding against the Corporation under paragraph 4(f) hereof; (ii) to participate in a proceeding under paragraph 7(a) hereof; or (iii) to assume the defense under paragraph 7(b) hereof. A Determination made by the Board of Directors under the proceeding sentence shall require only a quorum of one-third of the exact number of directors of the Corporation fixed from time to time in accordance with the Certificate of Incorporation if such Determination is to authorize Agent to bring an action under (i) above, to cause the Corporation to participate in a proceeding under (ii) above, and/or to assume a defense of an action against Agent under (iii) above.

10.	Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

11.	Non-Exclusivity of Rights. The rights conferred on Agent by this Agreement shall not be exclusive of any other right which Agent may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or directors, applicable law or otherwise, both as to action in Agent’s official capacity and as to action in another capacity while holding office.

12.	Survival of Rights.

12.1	The rights conferred on Agent by this Agreement shall continue after Agent has ceased to be a director, officer, employee or other agent of the Corporation or to serve at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of Agent’s heirs, executors and administrators.

12.2	The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

13.	Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation shall nevertheless indemnify Agent to the fullest extent provided by the Bylaws, the Code or any other applicable law.

14.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

15.	Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

16.	Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

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17.	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

18.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed, or (ii) upon the third (3rd) business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

18.1	If to Agent, to:

______________________________
______________________________
______________________________
18.2	If to the Corporation, to:

NPS Pharmaceuticals, Inc.
383 Colorow Drive
Salt Lake City, Utah 84108
Attention:	General Counsel

or to such other address as may have been furnished to Agent by the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AGENT	NPS PHARMACEUTICALS, INC.

/S/ N. ANTHONY COLES	By:	/S/ VAL R. ANTCZAK
N. Anthony Coles, M.D.		Val R. Antczak, Senior Vice President, General Counsel and Secretary

5

Exhibit G

to the

Employment Agreement

between

NPS Pharmaceuticals, Inc.

and

N. Anthony Coles, M.D.

CHANGE IN CONTROL SEVERANCE PAY PLAN

NPS PHARMACEUTICALS, INC.

CHANGE IN CONTROL SEVERANCE PAY PLAN

ADOPTED BY THE BOARD OF DIRECTORS

FEBRUARY 10, 2005

1. Introduction. The purpose of the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan (the “Plan”) is to provide severance benefits to eligible employees of NPS Pharmaceuticals, Inc. and its subsidiaries (collectively “Company”) when there has been a “change in control” of the Company resulting in the eligible employee’s job prospects being “materially altered.” This Plan replaces any prior severance policy or other policy or practice under which severance benefits have been provided to employees of the Company, except as provided in Section 13 herein. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

2. Effective Date. The effective date of the Plan is January 1, 2005.

3. Term. The Plan shall be in effect until terminated by the Company.

4. ERISA. For Covered Employees in the United States, the Plan is intended to be, and shall be, administered and maintained as, a welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended.

5. Employment Standards Act. For Covered Employees in Canada, the Plan is intended to provide the severance benefits required under the Canadian Employment Standards Act, as amended from time to time (“Employment Standards Act”). To the extent that any provisions of the Plan conflict with the Employment Standards Act, the Employment Standards Act shall govern Covered Employees in Canada.

6. Important Terms. The following words and phases shall have the following respective meanings unless the context clearly indicates otherwise:

6.1 “Administrator” means the Company, acting through its Vice President, Human Resources, or such other person appointed by the Board.

6.2 “Base Pay” means the Covered Employee’s annual regular straight-time salary as in effect on the date of termination of employment.

6.3 “Board” means the Board of Directors of the Company.

6.4 “Cause” means (i) an act of material dishonesty by the Covered Employee in connection with the Covered Employee’s responsibilities as an employee, (ii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) the Covered Employee’s gross misconduct in connection with the Covered Employee’s responsibilities as an employee, (iv) the Covered Employee’s violation of the Company’s written policies and procedures; or (v) the Covered Employee’s continued failure to perform his or her responsibilities as an employee after the Covered Employee has received a written demand for such performance.

6.5 “Change in Control” means (i) a dissolution or liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (iv) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but which the Board determines in its sole discretion that other elements of a Change in Control are present, i.e., a substantial change in the management team or composition of the Board; (v) a transaction which the Board determines in its sole discretion to constitute a Change in Control of the Company: or (vi) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged. A Change in Control does not include the occurrence of an event described in (i), (ii), (iii) or (iv) where the sole parties to the event are NPS Pharmaceuticals, Inc. and one of its subsidiaries.

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6.6 “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and any of its wholly owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

6.7 “Covered Employee” means a regular full-time employee of the Company who is paid at Grade 9 or above of the Company’s Compensation Structure for Executives and Non-Executives.

6.8 “Full-Time Employee” means those employees whose employment status is expected to last four consecutive months or longer working 80 percent or more of the normal possible annual working hours for that position.

6.9 “Determination Period” means the time period, not to exceed twenty-four (24) months, beginning on the date of the Change in Control.

6.10 “Involuntary Termination” means the Company’s termination of employment of the Covered Employee after a Change in Control other than for Cause.

6.11 “Materially Altered” means (i) a material reduction in the Covered Employee’s title, authority, status or responsibilities relative to the Covered Employee’s title, authority, status or responsibilities in effect immediately prior to such reduction where such reduction was imposed without Cause, (ii) a reduction in the Covered Employee’s annualized Total Cash Compensation Target, without Covered Employee’s written consent, where such reduction was imposed without Cause; (iii) relocation of the Covered Employee’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles, without Covered Employee’s written consent.

6.12 “Plan” means the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

6.13 “Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 8.

6.14 “Severance Period” means the time period, not to exceed twenty-four months, beginning on the date of a Covered Employee’s termination of employment as a result of an Involuntary Termination or the Covered Employee’s job prospects being Materially Altered as a result of a Change in Control. The Severance Period for each job classification is set forth on Exhibit A.

6.15 “Short Term Incentive” means the target percentage of the Covered Employee’s Base Salary in the Short Term Incentive Plan as determined by the Company in effect on the date of termination of employment. It does not include the short term incentive earned but not paid prior to the Covered Employee’s date of termination.

6.16 “Total Cash Compensation Target” means the Covered Employee’s Annual Base Pay and target Short Term Incentive divided by twelve (12) months and multiplied by the number of months of the Covered Employee’s Severance Period.

7. Eligibility for Severance Benefit. An individual is eligible for the Severance Benefit under the Plan, in the amount set forth in Section 8 and for the duration set forth in Exhibit A, only if he or she is a Covered Employee on the effective date of a Change in Control.

8. Severance Benefit.

8.1 Termination Following a Change in Control. Except as provided in Section 13, at any time within the Determination Period for a Covered Employee following a Change in Control (i) the Covered Employee’s job prospects are Materially Altered, or (ii) the Covered Employee’s employment is Involuntarily Terminated, other than for Cause or death or permanent disability, then the Covered Employee may exercise his or her rights under the Plan. To do so, the Covered Employee must provide the Company with written notice that he or she is exercising his or her right to such Severance Benefit within ninety (90) days of the date that his or her job prospects are Materially Altered or the Covered Employee’s employment is Involuntarily Terminated.

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Upon timely exercise of his or her rights under the Plan, the Covered Employee will receive the following Severance Benefit from the Company:

8.1.1 Total Cash Compensation Target. Within 30 days of the execution of the Release as required by Section 8.2 herein and the return of the Company’s property as required by Section 25 herein, the Covered Employee will be paid a lump sum single payment equal to his or her Total Cash Compensation Target.

8.1.2 Covered Employees in Canada. For Covered Employees in Canada, the amount of severance pay for a Covered Employee whose severance pay is governed by the Employment Standards Act will be the greater of that determined under Section 8.1.1 or the amount required under the Employment Standards Act.

8.1.3 Continued Medical Benefits. If Covered Employee, and any spouse and/or dependents of Covered Employee (“Family Members”), has medical and dental coverage on the date of Covered Employee’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse Covered Employee for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 11611168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and his Family Members during the full term of the Severance Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Covered Employee for the premium cost of COBRA coverage beginning on or after the date Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer.

8.1.4 Stock Option Accelerated Vesting and Extended Exercise Period. Provisions for acceleration of vesting upon a Change in Control as defined above are found in the Company’s Employee Stock Option Plans in effect on February 19, 2003 and options previously granted thereunder and then outstanding. Those Stock Option Plans and Options also provide for an extended time for exercise of such Options upon an Involuntary Termination initiated by the Covered Employee or a termination initiated by the Company in either case upon a Change in Control for Company employees generally and for Covered Employees in particular. The terms of such stock option plans and grants made thereunder remain in full force and effect.

8.1.5 Short Term Incentive Earned Prior to Date of Termination. In the event that the Covered Employee’s date of termination is prior to the date that the amount of short term incentive earned by employees of the Company for that year is determined, if any, the Covered Employee will be entitled to receive, in addition to the Total Cash Compensation Target, a pro rata share of his or her actual short term incentive earned for such year, if any, e.g., if the Covered Employee’s date of termination is July 1, he or she will be entitled to receive 50% of his or her actual short term incentive. Such pro rata short term incentive payment will be paid according to the terms of the Company’s compensation program in effect for the calendar year in which the Involuntary Termination of the Covered Employee occurs. The Covered Employee’s pro rata share of actual short term incentive for such year will be paid to the Covered Employee at the same time that it is paid to employees of the Company generally, regardless of the Covered Employee’s date of termination of employment.

8.2 Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of the termination of the Covered Employee’s employment with the Company and its subsidiaries and affiliates, in the form set forth on Exhibit B.

8.3 Vacation and PTO Days. Any unused vacation or personal time off (“PTO”) pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at the time the Covered Employee receives his or her Total Cash Compensation Target payment. No Covered Employee may use any accrued but unused vacation or PTO pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

9. Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

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10. Administration. The Company is the Administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan, the authority to take such actions is subject to the prior approval of the Board.

11. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The chief executive officer of the Company will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

12. Amendment or Termination. The Company reserves the right to amend or modify the Plan at any time, without advance notice to any Covered Employee, including but not limited to the Severance Periods set forth on Exhibit A. Notwithstanding the preceding, no amendment or modification of the Plan shall impair the rights of any Covered Employee, unless mutually agreed otherwise between the Covered Employee and the Company, which agreement must be in writing and signed by the Covered Employee and the Company. The Plan will automatically terminate on March 31, 2008 unless the Company determines otherwise; provided, however, if there are any outstanding Determination Periods or Severance Periods on March 31, 2008, then the Plan will remain in effect until all Severance Benefits have been paid with respect to any such Determination Periods and Severance Periods. The Company shall not have the power to terminate the Plan prior to March 31, 2008 without the consent of the affected Covered Employees.

13. Severance Agreements for Certain Covered Employees. Certain Covered Employees have previously entered into written severance agreements with the Company prior to December 1, 2004. Such Covered Employees will not be entitled to severance benefits under both the Plan and their written agreements. Within five (5) days of the Covered Employee’s Involuntary Terminaion, the Covered Employee shall elect whether he or she will receive benefits under the written severance agreement or the Plan.

14. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator or his or her designee. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

15. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.

16. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

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18. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees, including Covered Employees, at any time, with or without cause.

19. Applicable Law and Choice of Forum. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of Canada or the State of Utah. The Covered Employee agrees that any action brought under the Plan will be brought in the State of Utah.

20. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

21. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company by written agreement, by-laws, incorporation documents or state law.

23. Breach and Attorneys’ Fees. In the event that a Covered Employee breaches the waiver and release attached as Exhibit B, to the fullest extent permitted by law (including the Employment Standards Act), the Company shall be entitled to pursue all legal remedies against the Covered Employee and the Covered Employee shall be liable to the Company for its reasonable attorneys’ fees and costs incurred in pursuing such legal remedies.

24. Representations by the Company. Except as provided in Section 12 above, no employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms and conditions of the Plan. Except as provided in Section 13 above, no verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding on the Plan, the Administrator or the Company.

25. Return of Company Property. All property of the Company, including but not limited to keys, credit cards, documents, records, office equipment, computers, cell phones, etc., must be returned by the Covered Employee to the Company within five (5) business days of the Covered Employee’s Involuntary Termination in order for the Covered Employee to receive the Severance Benefit.

26. Additional Information.

Plan Name:	NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan

Plan Sponsor:	NPS Pharmaceuticals, Inc. 383 Colorow Drive Salt Lake City, Utah 84108 (801) 883-4939

Identification Numbers:	EIN: 87-0439579 PLAN: 501

Plan Year:	Calendar year

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Plan Administrator:	NPS Pharmaceuticals, Inc. Attention: Vice President, Human Resources 300 Interspace Parkway, 4th Floor, Building B Parsippany, New Jersey 07054 (973) 394-8600

Agent for Service of Legal Process:	NPS Pharmaceuticals, Inc. Attention: General Counsel NPS Pharmaceuticals, Inc. 383 Colorow Drive Salt Lake City, Utah 84108 (801) 883-4939

27. Statement of ERISA Rights for U.S. Employees. Under ERISA, Covered Employees have certain rights and protections:

27.1 You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

27.2 You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

27.3 In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 10 and 11 above.)

27.4 Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

27.5 In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

27.6 If you have any questions regarding the Plan, please consult the Company’s Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.

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EXHIBIT A

SEVERANCE PERIOD FOR EACH JOB CLASSIFICATION

1.	Employees in Grades 9-11: 9 Months Total Cash Compensation Target.

2.	Non-Officer Vice Presidents (Tier 5): 12 Months Total Cash Compensation Target.

3.	Officer Level Vice Presidents (Tiers 2-4): 18 Months Total Cash Compensation Target

4.	Chief Executive Officer and Chief Operating Officer: 24 Months Total Cash Compensation Target

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EXHIBIT B

WAIVER AND RELEASE AGREEMENT

1. For good and valuable consideration (as provided in paragraph 2 below),                  (hereinafter the “Employee”), with the intention of binding himself or herself and his or her heirs, executors, administrators and assigns, does hereby release NPS Pharmaceuticals, Inc. and its affiliates and subsidiaries and their affiliated companies, divisions, subsidiaries, successors, predecessors and assigns, and their respective present and former officers, directors, executives, agents, attorneys and employees (collectively the “Released Parties”), of and from any and all claims, actions, causes of action, demands, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, federal or state, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with the Employee’s employment relationship with the Released Parties, or the termination thereof, up to the date of this Waiver and Release Agreement (“Agreement”). Such claims include without limitation, any claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under the Age Discrimination in Employment Act (“ADEA”). The Employee specifically waives any and all claims for back pay, front pay, or any other form of compensation, except as set forth herein.

Notwithstanding the foregoing, the Employee does not waive rights, if any, the Employee may have to unemployment insurance benefits or workers’ compensation benefits. The Employee does not waive any claims or rights under the ADEA which may arise from events occurring after the date of this Agreement.

2. In reliance on the releases and agreements set forth herein and pursuant to the NPS Pharmaceuticals, Inc. Change in Control Severance Pay Plan (“Plan”), the Employee shall receive the gross amount of                                                                                             ($            ), less applicable federal and state withholding taxes, in accordance with Section 8.1.1 of the Plan. The Employee acknowledges that he or she would not be entitled to the total amount provided herein without signing this Agreement.

3. The Employee acknowledges and agrees that neither the Plan nor this Agreement is to be construed in any way as an admission of any liability whatsoever by any Released Party under any federal or state statute or the principles of common law, any such liability having been expressly denied.

4. The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date of execution of this Agreement, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, and that he or she will not do so at any time hereafter. The parties to this Agreement understand that the Employee does not waive any rights or claims that may arise after the date that this Agreement is executed.

5. The Employee acknowledges and agrees that it continues to be bound by the confidentiality provisions of the Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition.

6. In the event that the Employee breaches this Agreement, to the fullest extent permitted by law (including the Employment Standards Act), the Company shall be entitled to pursue all legal remedies against the Employee and the Employee shall be liable to the Company for its reasonable attorneys’ fees and costs incurred in pursuing such legal remedies.

7. The Employee further declares and represents that he or she has carefully read and fully understands the terms of this Agreement and the Plan, that he or she has been given not less than forty-five (45) days to consider this Agreement and, if applicable, the statistical data provided to him or her, that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of counsel with regard to this Agreement and the terms of the Plan, and that he or she knowingly and voluntarily, of his or her own free will, without any duress, being fully informed and after due deliberate thought and action, accepts the terms of and signs this Agreement as his or her own free act.

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8. The Employee acknowledges and understands that he or she may revoke this Agreement within seven (7) days of signing it by sending a written notice of revocation to Vice President, Human Resources, NPS Pharmaceuticals, Inc., 300 Interspace Parkway, 4th Floor, Building B, Parsippany, New Jersey 07054. The Employee further understands that if he or she revokes this Agreement, it shall not be effective or enforceable and he or she will not receive any payments or other benefits provided for in the Plan. This Agreement shall not become effective or enforceable until the revocation period has expired, but shall be final and binding on the eighth (8th) day after it has been executed.

DATED this             day of             , 200    .

[Employee]

The foregoing instrument was acknowledged before me this      day of                     , 200    , by [Employee].

NOTARY PUBLIC

Residing at:

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